SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G/A
                                  Rule 13d-102

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                        Digital Generation Systems, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                           Common Stock, No par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    253921100
--------------------------------------------------------------------------------
                                 (CUSIP Number)


--------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
                               |_| Rule 13d-1 (b)
                               |_| Rule 13d-1 (c)
                               |_| Rule 13d-1 (d)

----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                              Index is on Page 25


                               Page 1 of 26 pages

CUSIP No. 253921100                                           Page 2 of 26 pages
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.


    Crown Associates III, L.P.
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    New York
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        0

    (6) Shared voting power:
        207,770 shares of Common Stock

    (7) Sole dispositive power:
        0

    (8) Shared dispositive power:
        207,770 shares of Common Stock

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     207,770 shares of Common Stock
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     0.80%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     PN
--------------------------------------------------------------------------------

CUSIP No. 253921100                                           Page 3 of 26 pages
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.


    Crown Partners III, L.P.
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    New York
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        0

    (6) Shared voting power:
        207,770 shares of Common Stock

    (7) Sole dispositive power:
        0

    (8) Shared dispositive power:
        207,770 shares of Common Stock

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     207,770 shares of Common Stock
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     0.80%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     PN
--------------------------------------------------------------------------------

CUSIP No. 253921100                                           Page 4 of 26 pages
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.


    Crown-Glynn Associates, L.P.
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    New York
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        0

    (6) Shared voting power:
        100,605 shares of Common Stock

    (7) Sole dispositive power:
        0

    (8) Shared dispositive power:
        100,605 shares of Common Stock

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     100,605 shares of Common Stock
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     0.39%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     PN
--------------------------------------------------------------------------------

CUSIP No. 253921100                                           Page 5 of 26 pages
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.


    Crown-Glynn Partners, L.P.
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    New York
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        0

    (6) Shared voting power:
        100,605 shares of Common Stock

    (7) Sole dispositive power:
        0

    (8) Shared dispositive power:
        100,605 shares of Common Stock

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     100,605 shares of Common Stock
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     0.39%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     PN
--------------------------------------------------------------------------------

CUSIP No. 253921100                                           Page 6 of 26 pages
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.


    Crown-Glynn Advisors, Ltd.
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    New York
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        0

    (6) Shared voting power:
        308,375 shares of Common Stock

    (7) Sole dispositive power:
        0

    (8) Shared dispositive power:
        308,375 shares of Common Stock

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     308,375 shares of Common Stock
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     1.2%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     IA CO
--------------------------------------------------------------------------------

CUSIP No. 253921100                                           Page 7 of 26 pages
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.


    The Crown Trust
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    New York
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        0

    (6) Shared voting power:
        256,825 shares of Common Stock

    (7) Sole dispositive power:
        0

    (8) Shared dispositive power:
        256,825 shares of Common Stock

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     256,825 shares of Common Stock
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     0.98%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     EP
--------------------------------------------------------------------------------

CUSIP No. 253921100                                           Page 8 of 26 pages
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.


    Crown Capital Management, Ltd.
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    New York
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        0

    (6) Shared voting power:
        256,825 shares of Common Stock

    (7) Sole dispositive power:
        0

    (8) Shared dispositive power:
        256,825 shares of Common Stock

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     256,825 shares of Common Stock
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     0.98%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     IA CO
--------------------------------------------------------------------------------

CUSIP No. 253921100                                           Page 9 of 26 pages
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.


    David F. Bellet
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    U.S.
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        64,000 shares of Common Stock

    (6) Shared voting power:
        565,200 shares of Common Stock

    (7) Sole dispositive power:
        10,000 shares of Common Stock

    (8) Shared dispositive power:
        565,200 shares of Common Stock

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     629,200 shares of Common Stock
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     2.4%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     IN
--------------------------------------------------------------------------------

CUSIP No. 253921100                                          Page 10 of 26 pages
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.


    John W. Glynn, Jr.
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    U.S.
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        80,000 shares of Common Stock

    (6) Shared voting power:
        1,090,267 shares of Common Stock

    (7) Sole dispositive power:
        80,000 shares of Common Stock

    (8) Shared dispositive power:
        1,090,267 shares of Common Stock

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     1,170,267 shares of Common Stock
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     4.5%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     IN
--------------------------------------------------------------------------------

CUSIP No. 253921100                                          Page 11 of 26 pages
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.


    Jeffrey S. Hamren
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    U.S.
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        0

    (6) Shared voting power:
        565,200 shares of Common Stock

    (7) Sole dispositive power:
        0

    (8) Shared dispositive power:
        565,200 shares of Common Stock

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     565,200 shares of Common Stock
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     2.2%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     IN
--------------------------------------------------------------------------------

CUSIP No. 253921100                                          Page 12 of 26 pages
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.


    Margaret S. McNamara
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    U.S.
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        0

    (6) Shared voting power:
        565,200 shares of Common Stock

    (7) Sole dispositive power:
        0

    (8) Shared dispositive power:
        565,200 shares of Common Stock

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     565,200 shares of Common Stock
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     2.2%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     IN
--------------------------------------------------------------------------------

CUSIP No. 253921100                                          Page 13 of 26 pages
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.


    Steven Rosston
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    U.S.
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        5,000 shares of Common Stock

    (6) Shared voting power:
        1,090,267 shares of Common Stock

    (7) Sole dispositive power:
        5,000 shares of Common Stock

    (8) Shared dispositive power:
        1,090,267 shares of Common Stock

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     1,095,267 shares of Common Stock
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     4.2%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     IN
--------------------------------------------------------------------------------

CUSIP No. 253921100                                          Page 14 of 26 pages
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.


    Chester A. Siuda
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    U.S.
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        0

    (6) Shared voting power:
        565,200 shares of Common Stock

    (7) Sole dispositive power:
        0

    (8) Shared dispositive power:
        565,200 shares of Common Stock

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     565,200 shares of Common Stock
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     2.2%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     IN
--------------------------------------------------------------------------------

CUSIP No. 253921100                                          Page 15 of 26 pages
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.


    Glynn Capital Management
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    California
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        0

    (6) Shared voting power:
        525,067 shares of Common Stock

    (7) Sole dispositive power:
        0

    (8) Shared dispositive power:
        525,067 shares of Common Stock

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     525,067 shares of Common Stock
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     2.0%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     IA
--------------------------------------------------------------------------------

CUSIP No. 253921100                                          Page 16 of 26 pages
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.


    Glynn Emerging Opportunity Fund
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    California
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        0

    (6) Shared voting power:
        77,500 shares of Common Stock

    (7) Sole dispositive power:
        0

    (8) Shared dispositive power:
        77,500 shares of Common Stock

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     77,500 shares of Common Stock
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     0.30%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     PN
--------------------------------------------------------------------------------

CUSIP No. 253921100                                          Page 17 of 26 pages
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.


    Glynn Buckley Investments, L.P.
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    California
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        0

    (6) Shared voting power:
        27,700 shares of Common Stock

    (7) Sole dispositive power:
        0

    (8) Shared dispositive power:
        27,700 shares of Common Stock

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     27,700 shares of Common Stock
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     0.11%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     PN
--------------------------------------------------------------------------------

CUSIP No. 253921100                                          Page 18 of 26 pages
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.


    Glynn Investment, L.P.
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    California
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        0

    (6) Shared voting power:
        34,600 shares of Common Stock

    (7) Sole dispositive power:
        0

    (8) Shared dispositive power:
        34,600 shares of Common Stock

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     34,600 shares of Common Stock
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     0.13%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     PN
--------------------------------------------------------------------------------

CUSIP No. 253921100                                          Page 19 of 26 pages
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.


    Glynn Peterson
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    California
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        0

    (6) Shared voting power:
        8,900 shares of Common Stock

    (7) Sole dispositive power:
        0

    (8) Shared dispositive power:
        8,900 shares of Common Stock

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     8,900 shares of Common Stock
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     0.03%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     PN
--------------------------------------------------------------------------------

CUSIP No. 253921100                                          Page 20 of 26 pages
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.


    Glynn Ventures III, L.P.
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    California
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        0

    (6) Shared voting power:
        109,167 shares of Common Stock

    (7) Sole dispositive power:
        0

    (8) Shared dispositive power:
        109,167 shares of Common Stock

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     109,167 shares of Common Stock
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     0.41%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     PN
--------------------------------------------------------------------------------

CUSIP No. 253921100                                          Page 21 of 26 pages
--------------------------------------------------------------------------------
(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.


    McMorgan Fund II, L.P.
--------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a group (see instructions)   (a)|_|
                                                                          (b)|_|
--------------------------------------------------------------------------------
(3) SEC use only.

--------------------------------------------------------------------------------
(4) Citizenship or place of organization.

    California
--------------------------------------------------------------------------------
Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power:
        0

    (6) Shared voting power:
        84,200 shares of Common Stock

    (7) Sole dispositive power:
        0

    (8) Shared dispositive power:
        84,200 shares of Common Stock

--------------------------------------------------------------------------------
(9) Aggregate amount beneficially owned by each reporting person.

     84,200 shares of Common Stock
--------------------------------------------------------------------------------
(10) Check if the aggregate amount in Row (9) excludes certain shares       |_|
     (see instructions).
--------------------------------------------------------------------------------
(11) Percent of class represented by amount in Row 9.

     0.32%
--------------------------------------------------------------------------------
(12) Type of reporting person (see instructions).

     PN
--------------------------------------------------------------------------------

Item 1(a) Name of Issuer: Digital Generation Systems, Inc.

Item 1(b) Address of Issuer's Principal Executive Offices:

            875 Battery Street, San Francisco, CA 94111

Item 2(a) Names of Person Filing See cover pages.

            Relationship of filing persons:

            Glynn Capital Management, Crown-Glynn Advisors Ltd., and Crown Capital Management Ltd. are Registered Investment Advisors.

            Glynn Capital Management is investment advisor to Glynn Emerging Opportunity Fund, a California limited partnership, Glynn Buckley Investments, a California limited partnership, McMorgan Fund II, a California limited partnership, and Glynn Investments, a California limited partnership.

            Crown-Glynn Advisors Ltd. is investment advisor to Crown Associates III, L.P., a Delaware limited partnership, and Crown-Glynn Associates, L.P., a Delaware limited partnership. Crown Partners III, L.P. is general partner of Crown Associates III, L.P. Crown-Glynn Partners, L.P. is general partner of Crown-Glynn Associates, L.P.

            Crown Capital Management Ltd. is investment advisor to The Crown Trust, a New York Trust.

            John W. Glynn, Jr., David F. Bellet and Chester A. Siuda are Managing Directors of Crown Capital Management and Crown-Glynn Advisors. John W. Glynn, Jr., is sole owner of Glynn Capital Management.

            John W. Glynn, Jr., David F. Bellet, Chester A. Siuda, Jeffrey S. Hamren, Darryl Messinger, Steven Rosston, and Margaret S. McNamara are General Partners of Crown Partners III, L.P., a Delaware limited partnership and Crown-Glynn Partners, L.P., a Delaware partnership.

Item 2(b) Address of Principal Business Office or, if none Residence:

            As to the following filing persons: Crown Associates III, L.P.; Crown Partners III, L.P.; Crown-Glynn Associates, L.P.; Crown-Glynn Partners, L.P.; Crown-Glynn Advisors Ltd.; The Crown Trust; Crown Capital Management Ltd.; Chester A. Siuda; Margaret S. McNamara; Jeffrey S. Hamren: 67 East Park Place; 8th Floor; Morristown, NJ 07960

            As to the following filing person:  David F. Bellet
                                                60 East 42nd
                                                Street, Suite 3405
                                                New York, NY 10165

            As to the following filing persons: Glynn Buckley Investments, L.P.; McMorgan Fund II, L.P.; Glynn Capital Management; Glynn Emerging Opportunity Fund; Glynn Investment, L.P.; Glynn Ventures III,


                              Page 22 of 26 pages

L.P.; Glynn Peterson; John W. Glynn, Jr.; Steven Rosston: 3000 Sand Hill Road; Building 4, Suite 235; Menlo Park, CA 94025

Item 2(c)   Citizenship: See cover pages

Item 2(d)   Title of Class of Securities: Common Stock, no par value

Item 2(e)   CUSIP Number: 253921100

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a :

            (a)   Broker or Dealer registered under Section 15 of the Act,

            (b)   Bank as defined in Section 3(a)(6) of the Act,

            (c)   Insurance Company as defined in Section 3(a)(19) of the Act,

            (d) Investment Company registered under Section 8 of the Investment Company Act,

            *(e) Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940,

            (f) Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F),

            (g) Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G),

            (h)   Group, in accordance with Section 240.13d-1(b)(1)(ii)(H).

            ----------
            * As to Crown-Glynn Advisors, Ltd., Crown Capital Management
              Ltd. and Glynn Capital Management

Item 4.     Ownership: See cover pages.

Item 5.     Ownership of Five Percent or Less of a Class: Not applicable.

Item 6. Ownership of More Than Five Percent on Behalf of Another Person: If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5% of the class of securities, check the following:

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company: Not applicable.

Item 8. Identification and Classification of Members of the Group: Not applicable.

Item 9.     Notice of Dissolution of Group: Not applicable.

Item 10.    Certification:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                              Page 23 of 26 pages

                               13-G SIGNATURE PAGE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: March 1, 1999

CROWN-GLYNN ASSOCIATES, LIMITED             /s/ John W. Glynn, Jr.
PARTNERSHIP                                 ------------------------------
By Crown-Glynn Partners, L.P. as                John W. Glynn, Jr.*
         General Partner
                                            /s/ Steven Rosston
                                            ------------------------------
                                                Steven Rosston

CROWN ASSOCIATES III, LIMITED               /s/ David F. Bellet
PARTNERSHIP                                 ------------------------------
By Crown Partners III, L.P. as                  David F. Bellet
         General Partner

CROWN PARTNERS III, L.P.                    /s/ Chester A. Siuda
                                            ------------------------------
                                                Chester A. Siuda

CROWN-GLYNN PARTNERS, L.P.                  /s/ Jeffrey S. Hamren
                                            ------------------------------
                                                Jeffrey S. Hamren
By /s/ David F. Bellet
   -------------------------------
       General Partner                      /s/ Margaret S. McNamara
                                            ------------------------------
                                                Margaret S. McNamara

THE CROWN TRUST

CROWN CAPITAL MANAGEMENT, LTD.

CROWN-GLYNN ADVISORS, LTD.

By /s/ David F. Bellet
   -------------------------------

----------
      * Individually and on behalf of Glynn Capital Management,
        Glynn Emerging Opportunity Fund, Glynn Investment L.P.,
        Glynn Buckley Investments, L.P., McMorgan Fund II, L.P.,
        Glynn Peterson, and Glynn Ventures III, L.P.


                              Page 24 of 26 pages

                                Index to Exhibits

Joint Filing Agreement.................................................. Page 26


                              Page 25 of 26 pages

                             JOINT FILING AGREEMENT

      Each of the undersigned hereby agrees that the Schedule 13G filed on the date hereof has been filed on behalf of each of the undersigned.

Dated: March 1, 1999

CROWN-GLYNN ASSOCIATES, LIMITED             /s/ John W. Glynn, Jr.
PARTNERSHIP                                 ------------------------------
By Crown-Glynn Partners, L.P. as                John W. Glynn, Jr.*
         General Partner
                                            /s/ Steven Rosston
                                            ------------------------------
                                                Steven Rosston

CROWN ASSOCIATES III, LIMITED               /s/ David F. Bellet
PARTNERSHIP                                 ------------------------------
By Crown Partners III, L.P. as                  David F. Bellet
         General Partner

CROWN PARTNERS III, L.P.                    /s/ Chester A. Siuda
                                            ------------------------------
                                                Chester A. Siuda

CROWN-GLYNN PARTNERS, L.P.                  /s/ Jeffrey S. Hamren
                                            ------------------------------
                                                Jeffrey S. Hamren
By /s/ David F. Bellet
   -------------------------------
       General Partner                      /s/ Margaret S. McNamara
                                            ------------------------------
                                                Margaret S. McNamara

THE CROWN TRUST

CROWN CAPITAL MANAGEMENT, LTD.

CROWN-GLYNN ADVISORS, LTD.

By /s/ David F. Bellet
   -------------------------------

----------

      * Individually and on behalf of Glynn Capital Management,
        Glynn Emerging Opportunity Fund, Glynn Investment L.P.,
        Glynn Buckley Investments, L.P., McMorgan Fund II, L.P.,
        Glynn Peterson, and Glynn Ventures III, L.P.


                               Page 26 of 26 pages